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                                                                   Exhibit 10.27

                                  AMENDMENT OF
                 GATX CORPORATION EXECUTIVE DEFERRED INCOME PLAN

     The GATX Corporation Executive Deferred Income Plan for Plan Years beginning in 1984, 1985, and 1987 (collectively the "Plan") is hereby amended with respect to each Plan participant (to the extent that the participant otherwise participates for each such Plan Year) for amounts deferred (as that term is used in Treas. Reg. Section 1.409A-6) on or after January 1, 2005, by amending each of the participation agreements reflecting awards under the Plan (the "Participation Agreements") as set forth below; provided that, except to the extent otherwise required by Treas. Reg. Section 1.409A-1 through 6, these amendments (i) shall not apply to an Employee who remained employed by the Company until age 65 or (if earlier) his Earliest Retirement Date, if the Employee attained age 65 or (if earlier) his Earliest Retirement Date prior to January 1, 2005; and (ii) shall not apply to an Employee whose employment terminated prior to January 1, 2005.

     1. By adding the following immediately prior to the period at the end of the second sentence of Paragraph 2 of each Participation Agreement:

     "; provided, however, that no payment shall be made in accordance with this sentence if the Participant does not survive until age 65"

     2. By substituting the phrase "15 equal" and "10 equal," respectively, for the phrases "15 substantially equal" and "10 substantially equal" where the latter phrases appear in the second sentence of Paragraph 2 of each Participation Agreement.

     3. By substituting the following for Paragraphs 4 and 5 of each Participation Agreement:

     "4. Beneficiary Payments, Death Prior to Age 65. If the Employee dies prior to the Employee's 65th birthday while employed by GATX, the Employer shall pay the beneficiary designated by the Employee, in a lump sum on the date of death (subject to paragraph 22), the amount actually deferred by the Employee, net of any amount paid to the Employee under paragraph 2, with interest thereon at the rate of 20 percent per annum, compounded annually, all as reflected on Schedule A attached hereto and made a part hereof. The Employee may elect, by written direction filed with the Compensation Committee prior to his death, to have the amount otherwise payable under this paragraph 4 (together with interest from the date of death at the rate of 10 percent per annum, compounded annually) paid in equal annual installments over a period not in excess of 15 years commencing as of the July 1st (or January 1 in the case of a Participation Agreement for the 1987 Plan Year) next following the date of the Employee's death; provided that an election that is filed under this sentence after December 31, 2007 shall be disregarded and without effect.

     5. Beneficiary Payments, Death After Age 65. If the Employee terminates employment after the Earliest Retirement Date and survives to age 65 (regardless of whether the Employee's 65th birthday is before, on, or after termination of employment), but dies prior to receiving any or all annual installment payments due to the Employee, the Employer shall continue to pay any

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unpaid annual payments to the beneficiary designated by the Employee, in the same form, at the same time, and in the same amount as those payments would have been made if the Employee had survived."

     4. By substituting the following for Paragraph 7 of each Participation
Agreement:

     "7. Disability Termination. Subject to paragraph 25, if the Employee's employment with GATX is terminated prior to the Employee's 65th birthday by reason of the Employee becoming permanently and totally disabled, the Employer shall pay the Employee, in a lump sum on the Termination Date (subject to paragraph 22), the amount actually deferred by the Employee, net of any amount paid to the Employee under paragraph 2, with interest thereon at the rate of 20 percent per annum, compounded annually, all as reflected on Schedule A attached hereto and made a part hereof. For purposes of this Participation Agreement, permanent and total disability shall mean any disability entitling the Employee to benefits under the GATX Corporation Disability Income Plan. "

     5. By adding the following sentence at the end of Paragraph 10 of each Participation Agreement:

"However, no amendment under this paragraph 10 or paragraph 16 shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under section 409A of the Internal Revenue Code of 1986 or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to section 409A to become subject to section 409A."

     6. By substituting the following for Paragraph 13 of each Participation
Agreement:

     "13. Effect of Transaction. This Participation Agreement shall be binding on the Employee and the Employee's heirs and legal representatives and on the Employer and its successors and assigns. If, as a result of a sale of assets, sale of stock, spin-off, or through any other means (a "Transaction"), GATX Corporation ceases to be the owner, directly or indirectly, of 80 percent or more of the voting stock of the Employer or if the Employee ceases to be employed by either GATX Corporation or any company at least 80 percent of the voting stock of which is directly or indirectly owned by GATX Corporation, then following the occurrence of the Transaction, all references in this Participation Agreement to GATX or the Compensation Committee shall mean the Employee's employer or its successor or assign. Notwithstanding any other provision of this Participation Agreement, if the Employee's employment with GATX (or a successor, as applicable) terminates before age 65 or for a reason other than death, total and permanent disability, competitive involvement or criminal conduct involving GATX, during the 24-month period next following a Transaction then, subject to paragraph 25, if the Employee is 55 years or older on the day of such termination of employment, the Employer (or successor, as applicable) shall pay the Employee, in a lump sum on the Termination Date (subject to paragraph 22), the amount actually deferred by the Employee, net of any amount paid to the Employee under paragraph 2, with interest thereon at the rate of 20 percent per annum, compounded annually, all as reflected on Schedule A attached hereto and made a part hereof."


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     7. By substituting the phrase "before age 65 or for a reason other than"
for the phrase "for a reason other than the Employee's retirement on or after attainment of the Employee's Earliest Retirement Date," where the latter phrase appears in the first sentence of paragraph 14 of each Participation Agreement.

     8. By substituting the following for paragraph 14(b) of each Participation
Agreement:

     "(b) subject to paragraph 25, if the Employee is 55 years or older on the day of such termination of employment, the Employer shall pay the Employee, in a lump sum on the Termination Date (subject to paragraph 22), the amount actually deferred by the Employee, net of any amount paid to the Employee under paragraph 2, with interest thereon at the rate of 20 percent per annum, compounded annually, all as reflected on Schedule A attached hereto and made a part hereof."

     9. By adding the following paragraphs 22, 23, 24 and 25 to each Participation Agreement to follow immediately after paragraph 21 thereof:

     "22. Permitted Date of Distribution. For purposes of Section 409A, a payment will be considered to be made under this Participation Agreement as of the date specified herein if it is made no later than the end of the calendar year in which such date occurs or, if later, by the 15th day of the third calendar month following that specified date, provided that the Employee is not permitted, directly or indirectly, to designate the taxable year of the payment. Payments under this Participation Agreement shall be made on or as soon as practicable after the date specified for payment under this Participation Agreement. The foregoing provisions of this paragraph 22 are intended to conform the payments under this Participation Agreement to the requirements of Section 409A, and shall not be construed to permit delay by the Employer of payment of amounts due earlier in accordance with this Participation Agreement.

     23. Termination Date. References in this Participation Agreement to the Employee's termination of employment (including references to an Employee's employment termination, the Employee's Termination Date, and to the Employee terminating employment) shall mean the Employee ceasing to be employed by the Company and the Affiliates, subject to the following:

(i) The employment relationship will be deemed to have ended at the time the Employee and his employer reasonably anticipate that a level of bona fide services the Employee would perform for the Company and the Affiliates after such date (whether as an Employee or independent contractor, but not as a director) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of service to the Company and the Affiliates if the Employee has performed services for the Company and the Affiliates for less than 36 months). In the absence of an expectation that the Employee will perform at the above-described level, the date of termination of employment will not be delayed solely by reason of the Employee continuing to be on the Company's and the Affiliates' payroll after such date.

(ii) The employment relationship will be treated as continuing intact while the Employee is on a bona fide leave of absence (determined in accordance with Treas. Reg. Section 409A-1(h)).


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(iii) If a Transaction occurs while the Employee is employed by GATX, the determination of whether a Termination Date has occurred will be made in accordance with paragraph 13.

(iv) The term "Affiliates" means all persons with whom the Company is considered to be a single employer under section 414(b) of the Internal Revenue Code of 1986, as amended and all persons with whom the Company would be considered a single employer under section 414(c) thereof.

     24. Delayed Distribution for Specified Employees. If a participant is a Specified Employee at the time of termination of employment, payments of benefits under the Plan may not be made before the date that is six months after the Termination Date or, if earlier, the date of death of the Employee. At the end of the six-month period described in the preceding sentence, amounts that could not be paid by reason of the limitation in this paragraph (i) shall be paid on the first day of the seventh month following the Termination Date. For purposes of the Plan, the term "Specified Employee" shall be defined in accordance with Treas. Reg. Section 1.409A-1(i) and such rules as may be established by the Chief Executive Officer of the Company or his delegate from time to time.

     25. Distribution Election. Subject to the following provisions of this paragraph 25, the Employee may elect that if he or she otherwise becomes eligible to receive a lump sum payment upon termination of employment pursuant paragraph 7, paragraph 13, or paragraph 14(b), no such lump sum payment shall be made, and instead this Participation Agreement shall remain in effect and, unless the Employee dies prior to reaching age 65 (in which case the Employee shall be deemed to have died while employed by GATX), the Employee (and his beneficiaries) shall be entitled to the benefits hereunder in the same manner as if the Employee had remained in the continuous employ of the Employer (or successor) until the Employee retired on the Employee's Earliest Retirement Date. An election described in this paragraph 25 that is filed after December 31, 2007 shall be disregarded and without effect.

     10. By cancelling the terms of the Retirement Supplement to Executive Deferred Income Plan Participation Agreements.


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